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                            WESTERN-SOUTHERN LIFE(R)


April 18, 2001


Mr. Lawrence L. Grypp, President
Columbus Life Insurance Company
400 East Fourth Street
Cincinnati, Ohio  45202

Re:      SEC File No. 333-78489

Dear Mr. Grypp:

This opinion is furnished in connection with the filing, by Columbus Life Insurance Company and its Columbus Life Insurance Company Separate Account 1, of Post-Effective Amendment No. 2 to its Registration Statement on Form S-6 under the Securities Act of 1933 for its flexible premium variable universal life insurance policies ("Policies"). The prospectus included in the registration statement describes the Policies. I am familiar with and have provided actuarial advice concerning the preparation of the Registration Statement, including exhibits.

In my professional opinion, the illustration of death benefits, account values and cash surrender values included in Supplement A to the prospectus contained in the Registration Statement are based on the assumptions stated in the illustrations, and are consistent with the provisions of the Policies. The issue age 35 male tobacco non-user illustration is representative of the rate structure of the Policy for younger ages, while the issue age 55 male standard tobacco non-user illustration is representative of the rate structure for older ages. The rate structure underlying the age 35 sample has not been designed so as to make its relationship between premiums and benefits appear more favorable to prospective young purchasers with this sex and class than for any other sex or underwriting class. The rate structure underlying the age 55 sample has not been designed so as to make its relationship between premiums and benefits appear more favorable to prospective older purchasers with this sex and class than for any other sex or underwriting class.

I am also of the opinion that the aggregate fees and charges under the Policies are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the Company.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the use of my name under the caption "Experts" in the prospectus contained in the Registration Statement.

Sincerely,

/s/ David M. Burridge

David M. Burridge, FSA, MAAA
Senior Actuary